Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. TO ACQUIRE

POLICY RENEWAL RIGHTS AND HIRE INSURANCE PROFESSIONALS

FROM LIBERTY MUTUAL AND WAUSAU SIGNATURE AGENCY

Itasca, IL, January 22, 2009 — Arthur J. Gallagher & Co. announced today that it has signed a definitive agreement to acquire all of the policy renewal rights from Liberty Mutual’s middle-market commercial property/casualty business located in their Midwest and Southeast regions. As part of the agreement, Gallagher expects to hire approximately 75 Liberty Mutual producers in these regions.

Gallagher is also acquiring substantially all of the policy renewal rights and hiring the national producer group from Wausau Signature Agency, Liberty Mutual’s commercial property/casualty and employee benefits insurance agency headquartered in Wausau, Wisconsin.

When completed, it is expected that the transaction will add approximately 120 new insurance sales professionals to Gallagher’s retail commercial property/casualty brokerage operation under the direction of its President, James S. Gault.

J. Patrick Gallagher, Jr., Chairman, President and CEO said, “This was an extraordinary opportunity to hire industry-leading insurance professionals that have a deep commitment to excellent client service and that fit exceptionally well in the Gallagher culture. This strategic combination will give us great growth potential, increase our client service capabilities, and strengthen our middle-market presence. We look forward to working with our newest associates, and we welcome them to our Gallagher family of professionals.”

The definitive agreement includes an initial payment in cash and stock of approximately $44 million and additional payments in cash or stock (at Gallagher’s election) that is based on revenues generated in the two year period beginning twelve months after closing. The maximum amount of the additional payments is $120 million. This agreement is also subject to customary closing conditions including regulatory approval under the Hart Scott Rodino Antitrust Improvements Act of 1976. The transaction is expected to close on or about March 1, 2009.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 15 countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as the failure to complete or adequately integrate the assets and people acquired under the definitive agreement with Liberty, changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of Gallagher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Gallagher’s Quarterly Report on 10Q for the quarter ended September 30, 2008, for a more detailed discussion of these factors.

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